Exhibit 99.1

           1-800-FLOWERS.COM(R) to Repurchase Three Million
            Shares of Its Stock from J.P. Morgan Partners

    CARLE PLACE, N.Y.--(BUSINESS WIRE)--Dec. 12,
2006--1-800-FLOWERS.COM, Inc. (NASDAQ: FLWS), the world's leading florist and a provider of specialty gifts for all occasions, today announced that it has entered into an agreement with J.P. Morgan Partners to repurchase 3,010,740 shares of the Company's Class A Common Stock in a privately negotiated transaction. The purchase price of $15,688,966, or $5.21 per share, represents a discount of approximately 7 percent to the closing price of the stock on Friday, December 8, 2006.

    Jeffrey C. Walker, a member of the Company's Board of Directors, is CEO of CCMP Capital Advisors, a private equity firm formed in August 2006 by the buyout and growth equity professionals of J.P. Morgan Partners. Mr. Walker and CCMP have continued to manage J.P. Morgan Partners' legacy position in the Company's Class A common stock.

    The repurchase agreement has been approved by the disinterested members of the Company's Board of Directors and is in addition to the Company's existing stock repurchase authorization of $20 million of which approximately $8 million remains authorized but unused. The transaction is scheduled to close on December 28, 2006, subject to customary closing conditions. The Company said the repurchase would be funded from cash generated during its current fiscal 2007 second quarter.

    About 1-800-FLOWERS.COM(R)

    For more than 30 years, 1-800-FLOWERS.COM Inc. - "Your Florist of Choice(sm)" - has been providing customers around the world with the freshest flowers and finest selection of plants, gift baskets, gourmet foods and confections, and plush stuffed animals perfect for every occasion. 1-800-FLOWERS.COM(R) offers the best of both worlds: exquisite, florist-designed arrangements individually created by some of the nation's top floral artists and hand-delivered the same day, and spectacular flowers shipped from our growers to your door fresh. Customers can "call, click or come in" to shop 1-800-FLOWERS.COM twenty four hours a day, 7 days a week at 1-800-356-9377 or www.1800flowers.com. Sales and Service Specialists are available 24/7, and fast and reliable delivery is offered same day, any day. As always, 100 percent satisfaction and freshness is guaranteed. The 1-800-FLOWERS.COM collection of brands also includes home decor and children's gifts from Plow & Hearth(R) (1-800-627-1712 or www.plowandhearth.com), Problem Solvers(R) (www.problemsolvers.com), Wind & Weather(R) (www.windandweather.com), Madison Place(R) (www.madisonplace.com), HearthSong(R) (www.hearthsong.com) and Magic Cabin(R) (www.magiccabin.com); gourmet gifts including popcorn and specialty treats from The Popcorn Factory(R) (1-800-541-2676 or www.thepopcornfactory.com); exceptional cookies and baked gifts from Cheryl&Co.(R) (1-800-443-8124 or www.cherylandco.com); premium chocolates and confections from Fannie May Confections Brands(R) (www.fanniemay.com and www.harrylondon.com); gourmet foods from GreatFood.com(R) (www.greatfood.com); wine gifts from Ambrosia.com (www.ambrosia.com); gift baskets from 1-800-BASKETS.COM(R) (www.1800baskets.com) and the BloomNet(R) international floral wire service providing quality products and diverse services to a select network of florists. 1-800-FLOWERS.COM, Inc. stock is traded on the NASDAQ market under ticker symbol FLWS.

    Special Note Regarding Forward-Looking Statements:

    The statements in this press release regarding current and future expectations involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include, but are not limited to: the Company's ability to fund and close the proposed stock repurchase transaction with J.P. Morgan Partners, including the satisfaction of the conditions to closing. For a more detailed description of these and other risk factors, please refer to the Company's SEC filings including the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company expressly disclaims any intent or obligation to update any of the forward looking statements made in this release or in any of its SEC filings except as may be otherwise stated by the Company.


    CONTACT: 1-800-FLOWERS.COM Inc.
             Investors:
             Joseph D. Pititto, 516-237-6131
             invest@1800flowers.com
             or
             Media:
             Steven Jarmon, 516-237-4675
             sjarmon@1800flowers.com